Exhibit 10(k)
SEPARATION AND RELEASE
THIS SEPARATION AND RELEASE AGREEMENT (the “Release”) is made as of the 8th day of May, 2020, by and between TCF Financial Corporation (“TCF”) and David T. Provost (“Executive”) (in the aggregate, the “Parties”).
WHEREAS, Executive’s employment with TCF terminated effective May 8, 2020; and
WHEREAS, TCF and Executive previously entered into a Retention Agreement dated as of January 27, 2019 (as amended and restated by the Parties effective as of March 10, 2020, the “Retention Agreement”), pursuant to which Executive is entitled to receive certain additional compensation upon termination of Executive’s employment with TCF under certain qualifying termination events; and
WHEREAS, at the time of Executive’s separation, the Parties have negotiated a termination supplement payable to Executive (the “Termination Supplement”) in addition to and totally separate from Executive’s compensation under the Retention Agreement; and
WHEREAS, Executive’s receipt of the additional compensation under the Retention Agreement is conditioned upon the execution of a Release that is mutually acceptable to both Parties; and
WHEREAS, Executive’s receipt of the additional compensation from the Termination Supplement also is conditioned upon the execution of a Release that is mutually acceptable to both Parties; and
WHEREAS, Executive’s status as a director of TCF shall remain unaffected by this Release; and
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed between the Parties as follows:
1.    Retention Agreement Compensation. Subject to the terms and conditions hereof, TCF shall pay Executive the compensation set forth in Section 6(b)(i) of the Retention Agreement, net of applicable withholding taxes, commencing after this executed Release becomes enforceable with all expiration periods having expired, and in accordance with the terms of the Retention Agreement.
2.    Termination Supplement. Subject to the terms and conditions hereof, TCF shall pay Executive a Termination Supplement in the amount of $8,600,000, net of applicable withholding taxes, in one lump sum cash payment, conditioned on Executive’s separation from service as a TCF employee, and payable after this executed Release becomes enforceable, with all expiration periods having expired, and no later than June 12, 2020. The Termination Supplement payment is intended to satisfy the short-term deferral exemption under Treasury Regulation 1.409A-1(b)(4) and is to be construed accordingly. Notwithstanding the foregoing, TCF has no responsibility for any taxes, payments or interest incurred by Executive in connection with payment of the Termination Supplement, which is subject to TCF’s clawback policy and all restrictive covenant agreements in effect between Executive and TCF on the date of his separation from service.
3.    Release.
(a)In exchange for the good and valuable consideration set forth herein, Executive agrees for himself, his heirs, administrators, representatives, executors, successors and assigns (“Releasors”), to irrevocably and unconditionally release, waive and forever discharge any and all manner of action, causes of action, claims, rights, promises, charges, suits, damages, debts, lawsuits, liabilities, rights, due controversies, charges, complaints, remedies, losses, demands, obligations, costs, expenses, fees (including, without limitation attorneys’ fees), or any and all other liabilities or claims of whatsoever nature, whether arising in contract, tort, or any other theory of action, whether arising in law or in equity, whether known or unknown, choate or inchoate, matured or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, asserted or unasserted, including, but not limited to, any claim and/or claim of damages or other relief for tort, breach of contract, personal injury, negligence, age discrimination under the Age Discrimination in Employment Act of 1967 (as amended), employment discrimination prohibited by other federal, state or local laws including sex, race, national origin, marital status, age, handicap, height, weight, or religious discrimination, and any other claims of unlawful employment practices or any other unlawful criterion or circumstance which Executive and Releasors had, now have or may have in the future against each or any of TCF, its parent, divisions, affiliates and related companies or entities, regardless of its or their form of business organization (the “Company Entities”), any predecessors, successors, joint ventures, and parents of any Company Entity, and any and all of their respective past or present directors, officers, shareholders, partners, employees, consultants, independent contractors, trustees, administrators, insurers, agents, attorneys, representative and fiduciaries, successors and assigns including without limitation all persons acting by, through, under or in concert with any of them arising out of or relating to his employment relationship with TCF, its predecessors, successors or affiliates and the termination thereof; provided, however, that Executive expressly does not release, relinquish or in any way diminish his rights or claims arising from or related to (i) indemnification under the provisions of the Articles of Incorporation or Bylaws of TCF, the Bank, the Merger Agreement (as defined in the Retention Agreement) or any indemnification agreement entered into between Executive and TCF, the Bank or any Affiliates, including any and all rights thereto under applicable law or any rights with respect to coverage under any directors’ and officers’ insurance policies, (ii) any obligation to Executive under the Retention Agreement or this Release that is unsatisfied or continues following Executive’s termination, (iii) any claims for vested benefits under any employee benefit plan of TCF or its Affiliates, (iv) any claim Executive may have as the holder or beneficial owner of securities (or other rights relating to securities) of TCF, or (v) any claims that may arise in the future from events or actions occurring after the date of termination of employment or any claims that Executive cannot by law waive or release. Notwithstanding anything in this Release to the contrary, this Release shall not relinquish, diminish, or in any way affect any rights or claims of Executive arising out of any breach by TCF of this Release.

(b)Executive acknowledges that he has read this Release carefully and understands all of its terms.

(c)Executive understands and agrees that he has been advised to consult with an attorney prior to executing this Release.

(d)Executive understands that he is entitled to consider this Release for at least twenty-one (21) days before signing the Release. However, after due deliberation, Executive may elect to sign this Release without availing himself of the opportunity to consider its provisions for at least twenty-one (21) days. Executive hereby acknowledges that any decision to shorten the time for considering this Release prior to signing it is voluntary, and such decision is not induced by or through fraud, misrepresentation, or a threat to withdraw or alter the provisions set forth in this Release in the event Executive elected to consider this Release for at least twenty-one (21) days prior to signing the Release.

(e)Executive understands that he may revoke this Release as it relates to any potential claim that could be brought or filed under the Age Discrimination in Employment Act 29 U.S.C. §§ 621-634, within seven (7) days after the date on which he signs this Release, and that this Release as it relates to such a claim does not become effective until the expiration of the seven (7)-day period. In the event that Executive wishes to revoke this Release within the seven (7)-day period, Executive understands that he must provide such revocation in writing to the then Chief Executive Officer at TCF Financial Corporation, 2301 W. Big Beaver Rd., Troy, MI 48084.

(f)In agreeing to sign this Release, Executive is doing so voluntarily and agrees that he has not relied on any oral statements or explanations made by TCF or its representatives.

(g)This Release shall not be construed as an admission of wrongdoing by either Executive or TCF.

4.Notices. Every notice relating to this Release shall be in writing and if given by mail shall be given by registered or certified mail with return receipt requested. All notices to TCF shall be delivered to TCF’s Chief Executive Officer at TCF Financial Corporation, 2301 W. Big Beaver Road, Troy, MI 48084. All notices by TCF to Executive shall be delivered to Executive personally or addressed to Executive at Executive’s last residence address as then contained in the records of TCF or such other address as Executive may designate. Either party by notice to the other may designate a different address to which notices shall be addressed. Any notice given by TCF to Executive at Executive’s last designated address shall be effective to bind any other person who shall acquire rights hereunder.

5.Governing Law. To the extent not preempted by federal law, this Release shall be governed by and construed in accordance with the laws of the State of Michigan, without giving effect to conflicts of laws.

6.Counterparts. This Release may be executed in two (2) or more counterparts, all of which when taken together shall be considered one (1) and the same Release and shall become effective when the counterparts have been signed by each party and delivered to the other party; it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same with the same force and effect as if such facsimile signature page were an original thereof.

7.Entire Agreement. This Release, when aggregated with the Retention Agreement, contains the entire understanding of the parties with respect to the subject matter hereof and together supersedes all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Release. For clarity, the parties agree and acknowledge that execution of this Release in no way affects Executive’s current status as a director of TCF or any benefits to which he may be entitled on account of such role.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the day and year first written above.

/s/ David T. Provost David T. Provost, Executive
TCF FINANCIAL CORPORATION

/s/ Joseph T. Green
By:     Joseph T. Green
Its:    EVP and General Counsel

WAIVER OF 21-DAY NOTICE PERIOD
I have been provided with the General Release Agreement (“Agreement”) between TCF Financial Corporation (collectively with all of its affiliates, the “Corporation”) and David T. Provost (“Executive”).
I understand that I have twenty-one (21) days from the date the Agreement was presented to me to consider whether or not to sign the Agreement. I further understand that I have the right to seek counsel prior to signing the Agreement.
I am knowingly and voluntarily signing and returning the Agreement prior to the expiration of the twenty-one (21)-day consideration period. I understand that I have seven (7) days from signing the Agreement to revoke the Agreement, by delivering a written notice of revocation to the Chief Executive Officer, TCF Financial Corporation, 2301 W. Big Beaver Rd., Troy, MI 48084.
Dated:    May 8, 2020

/s/ David T. Provost
David T. Provost, Executive